SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: March 15, 2007

S3 INVESTMENT COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

California	000-28767	33-0906297
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4115 Blackhawk Plaza Circle, Suite 100, Danville, California, 94506
(Address of principal executive offices)

Registrant's telephone number, including area code: (925) 736-2861

43180 Business Park Dr., Suite 202 Temecula CA 92590

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICER

On March 15, 2007, the Company accepted the resignation from Kenneth Wiedrich as the Company’s Chief Financial Officer and Secretary. Effective on the same date to fill the vacancies created by Mr. Wiedrich’s resignation, the Company appointed Bruce Ruberg as the Company’s Chief Financial Officer and Secretary.  Mr. Ruberg entered into an employment agreement with the Company, effective as of March 15, 2007.  The employment agreement has a twelve-month term, subject to renewal upon agreement of parties.  Under the employment agreement, he is entitled to a monthly $5,000 fee for services rendered.

Biographical Information for Bruce Ruberg

Mr. Ruberg graduated from the University of Illinois at Urbana - Champaign with a B.S. in Accounting. Mr. Ruberg has over 25 years’ experience as a finance executive and is the founder (July 2006) and current principle of Arete Resource Group, a finance and IT consulting firm. From 1999 through 2002 Mr. Ruberg served as vice president of finance and controller with Zhone Technologies, the company’s primary strategy was to develop products by acquiring companies/technologies that could be brought together that combine a unique offering. From August 2002 through March 2005 Mr. Ruberg served as vice president of finance and controller with Aspect Communications, a leading provider of Call Center solutions and applications. From September 2005 through October 2006 Mr. Ruberg served as vice president of finance and operations controller with JDSU, a leading designer and manufacturer of Agile Optical Networks as well as one of the leading Communication Test Equipment suppliers. In addition, his past experiences have included several management and controller positions with various distribution and communication companies. Mr. Ruberg brings a high level of management and finance skills, and will provide S3 Investment Company, Inc. with a wealth of experience as Chief Financial Officer and Secretary.

ITEM 8.01 OTHER EVENTS

On March 26, 2007 the Company moved its corporate headquarters to 4115 Blackhawk Plaza Circle, Suite 100, Danville, California, 94506.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S3 INVESTMENT COMPANY, INC.

March 27, 2007	/s/ James Bickel
Date	James Bickel Chief Executive Officer